Exhibit 99.1

Netlist Reports First Quarter 2022 Results

IRVINE, CALIFORNIA, May 2, 2022 - Netlist, Inc. (OTCQB: NLST) today reported financial results for the first quarter ended April 2, 2022.

First Quarter 2022 Highlights:

•	Revenue more than tripled to $50.2 million compared to $14.9 million for last year’s quarter

•	Gross profit dollars more than doubled to $3.4 million compared to $1.5 million for last year’s quarter

“Netlist delivered revenue and gross profit growth on both a year over year and consecutive quarter basis,” said Netlist’s Chief Executive Officer, C.K. Hong. “During the quarter, we also made targeted investments in sales, marketing and research and development. As we execute on our product and licensing strategies, we remain well positioned to capitalize on the growth opportunities in front of us.”

Net sales for the first quarter ended April 2, 2022 were $50.2 million, compared to net sales of $14.9 million for the first quarter ended April 3, 2021 and $36.3 million in the prior quarter. Gross profit for the first quarter ended April 2, 2022 was $3.4 million, compared to a gross profit of $1.5 million for the first quarter ended April 3, 2021 and $2.0 million for the prior quarter.

Net loss for the first quarter ended April 2, 2022 was ($5.9) million, or ($0.03) per share, compared to a net loss in the prior year period of ($4.0) million, or a loss per share of ($0.02). These results include stock-based compensation expense of $0.7 million and $0.3 million for the quarters ended April 2, 2022 and April 3, 2021, respectively.

As of April 2, 2022, cash, cash equivalents and restricted cash was $58.3 million, total assets were $88.5 million, working capital was $48.7 million, total debt was $5.1 million, and stockholders’ equity was $50.2 million.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, May 2, 2022 at 11:00 a.m. Eastern Time to review Netlist’s results for the first quarter ended April 2, 2022. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist provides high-performance solid state drives and modular memory solutions to enterprise customers in diverse industries. The Company's NVMe™ SSDs in various capacities and form factors and the line of custom and specialty memory products bring industry-leading performance to server and storage appliance customers and cloud service providers. Netlist licenses its portfolio of intellectual property including patents, in server memory, hybrid memory and storage class memory, to companies that implement Netlist's technology. To learn more, visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. Forward-looking statements contained in this news release include statements about Netlist's ability to execute on its strategic initiatives. All forward-looking statements reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist's product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist's industry; and general economic, political and market conditions, including quarantines, factory slowdowns or shutdowns, and travel restrictions resulting from the COVID-19 pandemic. The military conflict between Russia and Ukraine may increase the likelihood of supply interruptions. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's annual report on Form 10-K for its most recently completed fiscal year filed on March 1, 2022, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

(Tables Follow)

For more information, please contact:

The Plunkett Group	Netlist, Inc.
Mike Smargiassi	Gail M. Sasaki
NLST@theplunkettgroup.com	Chief Financial Officer
(212) 739-6729	(949) 435-0025

Netlist, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	April 2,	January 1,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$37,530	$47,679
Restricted cash	20,800	10,800
Accounts receivable, net	5,777	12,727
Inventories	19,503	15,670
Prepaid expenses and other current assets	1,167	1,126
Total current assets	84,777	88,002

Property and equipment, net	1,129	989
Operating lease right-of-use assets	2,279	1,891
Other assets	287	294
Total assets	$88,472	$91,176

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,963	$25,887
Revolving line of credit	4,732	7,000
Accrued payroll and related liabilities	1,345	1,308
Accrued expenses and other current liabilities	709	632
Long-term debt due within one year	376	562
Total current liabilities	36,125	35,389
Operating lease liabilities	1,994	1,593
Other liabilities	187	152
Total liabilities	38,306	37,134

Commitments and contingencies

Stockholders' equity:
Preferred stock	—	—
Common stock	232	231
Additional paid-in capital	245,861	243,866
Accumulated deficit	(195,927)	(190,055)
Total stockholders' equity	50,166	54,042
Total liabilities and stockholders' equity	$88,472	$91,176

Netlist, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	April 2,	April 3,
	2022	2021
Net sales	50,200	14,897
Cost of sales(1)	46,837	13,396
Gross profit	3,363	1,501
Operating expenses:
Research and development(1)	2,457	1,124
Intellectual property legal fees	2,826	2,287
Selling, general and administrative(1)	3,938	1,957
Total operating expenses	9,221	5,368
Operating (loss) income	(5,858)	(3,867)
Other (expense) income, net:
Interest expense, net	(11)	(147)
Other income, net	(2)	(2)
Total other (expense) income, net	(13)	(149)
(Loss) income before provision for income taxes	(5,871)	(4,016)
Provision for income taxes	1	1
Net (loss) income	$(5,872)	$(4,017)

Net loss per common share:
Basic and diluted	$(0.03)	$(0.02)
Weighted-average common shares outstanding:
Basic and diluted	230,546	205,680

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$3	$3
Research and development	176	110
Selling, general and administrative	503	225
Total stock-based compensation	$682	$338